Exhibit 99.2
ANNACO, INC.
FINANCIAL STATEMENTS
May 31, 2007 and 2006

ANNACO, INC.
TABLE OF CONTENTS

Page
FINANCIAL STATEMENTS

Balance Sheets	1 - 2

Statements of Income and Retained Earnings	3

Statements of Cash Flow	4

Selected Information	5

ANNACO, INC.
BALANCE SHEETS
May 31, 2007 and 2006

	2007	2006

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$97,155	$-
Accounts receivable	8,079,690	8,290,482
Inventories	5,217,073	5,197,662
Prepaid expenses	104,841	115,124

TOTAL CURRENT ASSETS	13,498,759	13,603,268

PROPERTY, EQUIPMENT AND IMPROVEMENTS
Machinery and equipment	7,887,752	7,898,828
Furniture and fixtures	252,707	243,558
Transportation equipment	751,899	718,399
Leasehold improvements	676,261	535,261

Total	9,568,619	9,396,046
Less: Accumulated depreciation	6,504,432	6,117,834

	3,064,187	3,278,212
Construction in progress	-	27,834

TOTAL PROPERTY, EQUIPMENT AND IMPROVEMENTS	3,064,187	3,306,046

OTHER ASSETS
Intangibles - Net of accumulated amortization of $63,801 in 2007 and $58,797 in 2006	11,199	16,203
Deposits	238,246	262,707

TOTAL OTHER ASSETS	249,445	278,910

TOTAL ASSETS	$16,812,391	$17,188,224

ANNACO, INC.
BALANCE SHEETS
May 31, 2007 and 2006

	2007	2006

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Note payable - current portion	$59,756	$21,541
Accounts payable	1,111,225	1,438,658
Liability for outstanding checks	-	527,062
Accrued salaries and wages	2,280,401	2,395,394
Accrued retirement plan contribution	141,429	205,500
Other accrued expenses	168,876	256,426

TOTAL CURRENT LIABILITIES	3,761,687	4,844,581

LONG TERM LIABILITIES
Note payable	3,590	26,927

STOCKHOLDERS’ EQUITY
Common stock, no par value, stated value $10 per share, 250 shares authorized, 100 shares issued and outstanding	1,000	1,000
Additional paid-in capital	108,207	108,207

Retained earnings	12,937,907	12,207,509

TOTAL STOCKHOLDERS’ EQUITY	13,047,114	12,316,716

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,812,391	$17,188,224

ANNACO, INC.
STATEMENTS OF INCOME AND RETAINED EARINGS
For the Six Months Ended May 31, 2007 and 2006

	2007	2006

NET SALES	$30,975,286	$30,027,679

COST OF SALES
Material	22,991,423	21,238,653
Freight out	793,127	883,050
Variable expenses	1,641,373	1,646,030
Fixed expenses	1,005,251	1,005,668

	26,431,174	24,773,401

GROSS PROFIT	4,544,112	5,254,278

MARKETING AND ADMINISTRATIVE EXPENSES	2,069,098	2,378,469

INCOME FROM OPERATIONS	2,475,014	2,875,809

INTEREST INCOME	113,136	42,168

OTHER INCOME	22,187	4,899

NET INCOME	$2,610,337	$2,922,876

RETAINED EARNINGS BEGINNING OF PERIOD	14,327,571	11,284,635

DISTRIBUTIONS TO STOCKHOLDERS	(4,000,001)	(2,000,002)

RETAINED EARNINGS END OF PERIOD	$12,937,907	$12,207,509

ANNACO, INC.
STATEMENTS OF CASH FLOWS
For the Six Months Ended May 31, 2007 and 2006

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$2,610,337	$2,922,876
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	261,084	270,822
Gain on the sale of property, equipment and improvements	(22,000)	(4,000)
Changes in operating assets and liabilities:
Accounts receivable	(764,425)	(2,114,187)
Inventories	(3,560,620)	(1,962,331)
Prepaid expenses	3,310	67,291
Deposits	(64,869)	1
Accounts payable	58,532	150,212
Liability for outstanding checks	-	527,062
Accrued liabilities	(1,619,971)	(616,786)

TOTAL CASH USED IN OPERATING ACTIVITIES	(3,098,622)	(759,040)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, equipment and improvements	(45,064)	(125,830)
Proceeds from sale of property, equipment and improvements	-	4,000

TOTAL CASH USED IN INVESTING ACTIVITIES	(45,064)	(121,830)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on note payable	(12,566)	(10,771)
Distributions to shareholders	(4,000,001)	(2,000,002)

TOTAL CASH USED IN FINANCING ACTIVITIES	(4,012,567)	(2,010,773)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(7,156,253)	(2,891,643)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,253,408	2,891,643

CASH AND CASH EQUIVALENTS, END OF PERIOD	$97,155	$-

SUPPLEMENTAL DATA
Income taxes paid	$138,191	$50,739

NON-CASH INVESTING AND FINANCING ACTIVITIES:
In May 2007, the Company sold a piece of equipment by issuing a note for $22,000.
In April 2007, the Company financed the purchase of $38,215 of equipment.

ANNACO, INC.
SELECTED INFORMATION
May 31, 2007 and 2006
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Annaco, Inc. (the “Company”) buys, processes and sells ferrous and non-ferrous scrap metals. A significant portion of the Company’s sales are to customers, throughout the United States of America, in the foundry and steel industries.
Basis of Presentation
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
Certain information related to the Company’s organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited consolidated financial statements reflect, in the opinion of management, all material adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and the income statement for the periods presented.
Operating results for the interim periods are not necessarily indicative of the results that can be expected for a full year. These interim financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the year ended November 30, 2006 and 2005, included in this filing.
NOTE 2 - SUBSEQUENT EVENT
Effective July 3, 2007, the Company sold substantially all the operating assets of Annaco, Inc. to Metalico Akron, Inc. for approximately $33.5 million, including a payment for inventory in excess of a predetermined amount that is subject to post-closing adjustment. The Company will receive an annual payment for fiscal years 2007, 2008 and 2009 if the acquired assets perform over a predetermined income level during such periods. The Company is bound by a non-compete and solicitation covenant expiring in June 2012.
At the time of the acquisition, these operating assets were used to secure obligations of Metalico, Inc. under certain loan agreements.